SED INTERNATIONAL HOLDINGS REPORTS

FOURTH QUARTER AND FISCAL YEAR ENDED 2013 FINANCIAL RESULTS

LAWRENCEVILLE, GA. September 30, 2013 -- SED International Holdings, Inc. (NYSE MKT: SED) (“the Company”, “SED”, “our”, “we”), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances, housewares and personal care products, today announced financial results for the fourth quarter and fiscal year ended June 30, 2013.

“Fiscal 2013 was a year of realignment and stabilization for SED. The new management team took dramatic and aggressive action to begin the process of creating a new, leaner and more focused SED in the face of changing industry dynamics. Over the past three quarters, we installed a smaller and experienced management team, reduced U.S. headcount by 36%, optimized our fixed distribution assets and by year-end, reduced our normalized quarterly operating expenses to their lowest levels in more than two years. At the same time, we reorganized and reenergized our sales and marketing resources to focus on key trends in our core markets and further strengthen our relationships with strategic vendors,” said Bob O’Malley, president and chief executive officer of SED. “Moving forward in fiscal 2014, our primary objective and focus is on continued execution of our plan to create long-term sustainable profitability and growth for our shareholders and establish SED as the preferred distributor partner for our vendors and small business enterprise customers.”

Fiscal Year 2013 Financial Results

•	Net sales decreased 10.4%, or $59.9 million, to $517.4 million in fiscal 2013 compared to $577.3 million in fiscal 2012. This decrease was attributed to a 10.6% decrease in domestic sales and a 10.0% decrease in Latin America and United States (U.S.) export sales after inter-company eliminations. Latin America and U.S. export sales represented 40.1% of sales in fiscal 2013 compared to 39.9% in fiscal 2012.
•	Gross margin decreased $13.1 million or 35.8% to $23.5 million for fiscal 2013, compared to $36.6 million for fiscal 2012. Gross margin as a percentage of net sales was 4.5% for fiscal 2013 compared to 6.3% for fiscal 2012. Margins were negatively impacted by product mix, lower sales volumes and related product rebates, and non-cash inventory reserves. Last year’s gross margin was unusually high due to increased margins on hard drives, driven by industry supply constraints.
•	During fiscal 2013, the Company implemented a restructuring program to streamline and realign the company’s U.S. operations. As a result, SED recorded approximately $5.0 million in restructuring costs for severance payments, changes in the organizational alignment of sales, product and marketing, informational technology outsourcing, operational shut downs, inventory write-down, facility closures, and impairment of intangible assets. The Company believes that these changes will significantly reduce its normalized operational expenses going forward.
•	Excluding restructuring related costs of $5.0 million, total operating expenses for fiscal 2013 were $32.9 million, a decrease of $2.0 million or 5.8%, compared to $34.9 million for fiscal 2012. Operating expenses were impacted in part by increased foreign currency transaction losses as a result of devaluations from our Latin American operations.
•	SED reported a net loss $15.7 million, or $(3.14) per share, for fiscal 2013, compared to net income of $1.4 million, or $0.29 per share, for fiscal 2012. Included in the net loss in the current fiscal year was restructuring related costs of $5.0 million.
•	Inventory turns were 8.9 for fiscal 2013, compared to 9.5 for fiscal 2012.
•	Cash and cash equivalents were $3.6 million, net trade receivables were $45.4 million, net inventories were $40.1 million and working capital was $5.0 million at June 30, 2013.
•	Shareholders’ equity at June 30, 2013 was $7.9 million, or $1.57 per basic and diluted share

Fourth Quarter Fiscal 2013 Financial Results

•	Net sales for the fourth quarter ended June 30, 2013 were $105.8 million due in part to the company’s exit from two non-core U.S. businesses and in line with expectations. Net sales were $131.8 million in the prior-year fourth quarter.
•	Gross margin decreased to 3.7% for the fourth quarter ended June 30, 2013, compared to 5.2% in the fourth quarter ended June 30, 2012. Margins in the fourth quarter of fiscal 2013 increased slightly over the prior third quarter, but were lower than the same period in 2012 due to a change in product mix.
•	On April 4, 2013, the Company announced the implementation of a program to restructure and realign its U.S. operations. Actions taken included a 31% reduction in US headcount and the closing of two underutilized U.S. warehouses. In addition, SED exited two non-core businesses: sales of housewares to small retailers in the New York metropolitan area, and sales of limited consumer electronics product lines to a limited set of customers. As a result, the Company recorded a restructuring charge of $3.9 million for the fourth quarter of fiscal 2013.
•	Excluding the restructuring charge, the Company recorded operating expenses of $7.6 million for the fourth quarter of fiscal 2013, a decrease of $1.0 million or 11%, compared to $8.6 million in the prior-year fourth quarter.
•	SED had an operating loss of $7.6 million in the fourth quarter of fiscal 2013 compared to operating loss of $1.7 million in the prior-year fourth quarter. Excluding a restructuring charge of $3.9 million in the fourth quarter of fiscal 2013, operating loss was $3.7 million.
•	Fiscal 2013 fourth quarter net loss was $7.8 million, or $(1.56) per share, compared to a net loss of approximately $2.0 million, or $(0.41) per share, in the same period last year. Excluding a restructuring charge of $3.9 million in the fourth quarter of fiscal 2013, net loss was $3.9 million.

Fiscal 2013 Conference Call

Management will host a conference call and webcast to discuss its results today at 10:00 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 1-877-941-1427 approximately ten minutes prior to the call. International callers should dial 1-480-629-9664. The call also will be available as a live, listen-only webcast on the “Investor Relations” section of the SED website at http://www.sedonline.com. For those unable to participate, an audio replay of the call will be available approximately two hours following the conclusion of the live call through October 7, 2013. The audio replay may be accessed by dialing 1-877-870-5176 or 1-858-384-5517 internationally and entering access conference ID # 4639682.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the United States, Latin America, and Caribbean. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Safe Harbor

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the “Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10-Q available at www.sec.gov.

Investor Relations Contacts:

Christopher R. Joe

Interim Chief Financial Officer

SED International Holdings, Inc.

770-243-1200

cjoe@sedintl.com

E.E. Wang Lukowski

On behalf of SED Investor Relations

investors@SEDIntl.com

310.877.6039

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$3,605	$4,710
Trade accounts receivable, less allowance for doubtful accounts of $828 and $853, respectively	45,448	54,030
Inventories	40,142	61,785
Deferred tax assets, net	638	632
Other current assets	9,236	8,123
Total current assets	99,069	129,280
Property and equipment, net	2,923	3,549
Other assets	0	264
Total assets	$101,992	$133,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$57,300	$63,084
Accrued and other current liabilities	8,313	8,716
Revolving credit facilities	28,484	36,880
Total current liabilities	94,097	108,680

Commitments and contingencies:

Shareholders’ equity:
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	0	0
Common stock, $.01 par value; 100,000,000 shares authorized, 7,199,336 shares issued and 5,165,500 shares outstanding at June 30, 2013 and 7,112,995 shares
issued and 4,979,159 shares outstanding at June 30, 2012	71	70
Additional paid-in capital	70,423	71,013
Accumulated deficit	(44,435)	(28,692)
Accumulated other comprehensive loss	(4,160)	(3,187)
Treasury stock, 2,033,836 shares and 2,133,836 shares, at cost	(14,004)	(14,791)
Total shareholders’ equity	7,895	24,413
Total liabilities and shareholders’ equity	$101,992	$133,093

SED INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Years Ended June 30,
	2013	2012

Net sales	$517,364	$577,274
Cost of sales	493,853	540,650
Gross profit	23,511	36,624

Selling, general and administrative expenses	30,754	33,147
Depreciation and amortization expense	925	725
Foreign currency transactions loss	1,173	620
Restructuring-related costs	5,040	0
Acquisition-related costs	0	370
Total operating expenses	37,892	34,862
Operating income (loss)	(14,381)	1,762

Interest expense, net	962	1,226
Gain on acquisition	0	(1,262)
Income (loss) before income taxes	(15,343)	1,798
Provision for income taxes	400	378
Net income (loss)	$(15,743)	$1,420

Comprehensive income (loss):
Consolidated net income (loss)	$(15,743)	$1,420
Other comprehensive income:
Foreign currency translation adjustment	(1,106)	(168)
Change in fair value of interest rate swap contract	133	152
Total comprehensive income (loss)	$(16,716)	$1,404

Basic income (loss) per common share	$(3.14)	$.29
Diluted income (loss) per common share	$(3.14)	$.29

Weighted average number of common shares outstanding:
Basic	5,014,000	4,835,000
Diluted	5,014,000	4,906,000